Exhibit 99.1

Seneca Foods Commences Cash Tender Offer to Purchase
Up to $75 Million in Value of its Class A Common Stock

MARION, N.Y. February 8, 2021- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) (“Seneca” or the “Company”), one of North America's leading providers of packaged fruits and vegetables with facilities located throughout the United States, today announced the commencement of a tender offer (the “Offer”) to purchase up to $75 million in value of its Class A common stock, par value $0.25 per share (the “Class A Shares”), at a price not greater than $46.00 nor less than $40.00 per Class A Share to the seller in cash, less any applicable withholding taxes and without interest.

The Company is conducting the Offer by means of a procedure commonly called a “modified Dutch auction”, which allows stockholders to indicate how much stock and at what price within the specified offer range they wish to tender their stock. Based on the number of Class A Shares tendered and the prices specified by the tendering stockholders, Seneca will determine the lowest price per Class A Share within the specified range that will enable it to purchase $75 million in value of Class A Shares at such price, or such lesser number of Class A Shares that are tendered and not withdrawn (the “Final Purchase Price”), subject to the terms of the Offer. All Class A Shares purchased by Seneca in the Offer will be purchased at the same price.

The Offer is made in accordance with the terms and subject to the conditions described in the Offer to Purchase, dated February 8, 2021 (the “Offer to Purchase”), and the accompanying Letter of Transmittal, dated February 8, 2021 (together with the Offer to Purchase, the “Offer Materials”), as each may be amended or supplemented from time to time. The Offer will expire at 6:00 p.m., New York City time, on Tuesday, March 9, 2021 (the “Expiration Date”), unless the Offer is extended or earlier terminated. Tenders of Class A Shares must be made on or prior to the Expiration Date and may be withdrawn at any time prior to the Expiration Date in accordance with the procedures described in the Offer Materials.

If, based on the Final Purchase Price, more than $75 million in value of Class A Shares (or such greater number of Class A Shares as Seneca may choose to purchase without amending or extending the Offer) are properly tendered and not properly withdrawn, Seneca will purchase shares tendered at or below the Final Purchase Price on a pro rata basis, subject to certain “odd lot” priority and conditional tender provisions.

Stockholders whose Class A Shares are purchased in the Offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the Offer. The Company believes that the “modified Dutch auction” tender offer provides its stockholders with the opportunity to tender all or a portion of their Class A Shares, and thereby receive a return of some or all of their investment in the Company, if they so elect.

The Offer is not contingent upon the receipt of financing or any minimum number of Class A Shares being tendered. However, the Offer is subject to a number of other terms and conditions, which are described in detail in the Offer to Purchase.

While the Company’s Board of Directors has authorized the Company to make the Offer, neither the Company, its Board of Directors, the dealer manager, the information agent, nor the depositary makes any recommendation as to whether to tender or refrain from tendering Class A Shares or as to the price at which to tender them. The Company has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their Class A Shares and, if so, how many Class A Shares to tender and the purchase price or purchase prices at which they will tender them. In doing so, stockholders should consult their own financial and tax advisors and read carefully and evaluate the information in the Offer Materials.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended, the Company is filing with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.

The dealer manager for the tender offer is BofA Securities, Inc. Georgeson LLC is serving as information agent for the tender offer and Computershare Trust Company is serving as the depositary for the tender offer. For all questions relating to the tender offer, please call the information agent, Georgeson LLC at (866) 628-6079 or the dealer manager, BofA Securities, Inc. at (888) 803-9655.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFER TO (NOR WILL IT ACCEPT ANY TENDER OF SECURITIES FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE EXCHANGE ACT. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,600 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries. Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100